Exhibit 99.1

Contact Information:
February 15, 2007	George C. Moore
Executive Vice President &
Chief Financial Officer
414-643-3000

FOR IMMEDIATE RELEASE

RBS Global Announces its Parent’s Proposed $400.0 Million Senior Unsecured Term Loan Facility

Milwaukee, WI – February 15, 2007

RBS Global, Inc. (“RBS Global”) announced today that its indirect parent, Rexnord Holdings, Inc. (“Holdings”) intends, subject to certain conditions, to enter into a six-year $400.0 million aggregate principal amount senior unsecured term loan facility (the “Holdings Loan Agreement”) with Credit Suisse (“CS”) as the initial lender, Credit Suisse Securities (USA) LLC as the lead arranger and book–running manager and CS as the administrative agent. Holdings intends to use the net proceeds from the Holdings Loan Agreement to pay a dividend to its stockholders. Neither Chase Acquisition I, Inc. or RBS Global nor any of their subsidiaries will be a party to the Holdings Loan Agreement.

About RBS Global

RBS Global is the parent company of Rexnord LLC (“Rexnord”), a portfolio company of Apollo Management. Headquartered in Milwaukee, Wisconsin, Rexnord is a leading diversified, multi-platform industrial company with approximately 7,000 employees worldwide. Rexnord is comprised of two key platforms: Power Transmission and Water Management. Rexnord’s power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, industrial chain, and special components. Rexnord’s water management products include specification drainage, water control, cross-linked polyethylene tubing or PEX and commercial brass, and are sold primarily under the Zurn and Wilkins brand names. Additional information about the company can be found at www.rexnord.com and www.zurn.com.

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include statements we make relating to our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this report, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “will,” “should,” “goal,” “target” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. For more information concerning some of the risks and uncertainties we face and factors that could affect our future business and financial results, see our Annual Report on Form 10-K filed for the fiscal year ended March 31, 2006 and our subsequent public filings with the Securities and Exchange Commission. All forward-looking statements are based upon information available to us on the date of this report. We do not undertake to update any of the information contained herein, including any forward-looking statement, except as required by law.

The information under this Item 7.01 in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

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